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NEWS RELEASE

Contacts:

Paolo Amoruso, Vice President of Commercial and Legal Affairs.

David Wesson, Vice President and Chief Financial Officer.

(713) 353-9445

Hyperdynamics Announces Filings of Legal Proceedings Concerning Contract Breaches by Tullow and Dana

HOUSTON, January 11, 2016 — Hyperdynamics Corporation (OTCQX:HDYN) today announced that it has filed legal actions against its partners under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea (“JOA”). The Company’s subsidiary, SCS Corporation, has filed parallel actions in the United States District Court for the Southern District of Texas and before the American Arbitration Association against Tullow Guinea Ltd. (“Tullow”), a wholly owned subsidiary of Tullow Oil, PLC and Dana Petroleum (E&P) Limited (“Dana”), a wholly owned subsidiary of the Korean National Oil Company, for their failure to meet their obligations under the JOA and the Production Sharing Contract with the Government of Guinea (“PSC”).

The two legal actions seek (1) a determination that Tullow and Dana are in breach of their contractual obligations, (2) orders requiring Tullow and Dana to move forward with well drilling activities offshore Guinea, and (3) the damages caused by the repeatedly delays in well drilling caused by the activities of Tullow and Dana.  Hyperdynamics determined to bring the legal actions only after it became apparent that Tullow and Dana would not move forward, despite many opportunities to do so, with petroleum operations.

As of the date of this release, the Production Sharing Contact Amendment agreed to at the Petroleum Operations Management Committee in Guinea on December 16-17, 2015, remains unsigned by both Tullow and Dana despite the fact that Tullow initialed the document in Guinea and the amendment contains the exact title assurance request previously made by Dana.  Instead of signing, the two companies have exchanged the document repeatedly with each continuing to insist the other must sign first and even ignoring Hyperdynamics’ suggestion that they sign simultaneously.

Ray Leonard, President and CEO, commented, “We bring these lawsuits with reluctance, and only after concluding that all other avenues available to us have been exhausted.  Having watched Dana and Tullow send the unsigned PSC amendment back and forth to each other repeatedly, we determined that neither of our partners was prepared to honor the commitments made to us and to the Government of Guinea to proceed with drilling.  We therefore had no choice but to pursue our rights by the only means left open to us.  We plan to continue with all efforts to get this well drilled.”

Pursuant to the agreement between Tullow and a subsidiary of Hyperdynamics in 2012 in connection with the sale to Tullow of a portion of Hyperdynamics’ interest in the Concession, Tullow agreed to drill an exploratory well and to pay all of the costs of Hyperdynamics’ participating share of expenditures associated with joint operations up to a gross exploration cap of $100 million.  The participating interests are owned 40% by Tullow, 37% by Hyperdynamics and 23% by Dana Petroleum.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2015.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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UNITED STATES DISTRICT COURT FOR THE

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

SCS CORPORATION LTD.,

Plaintiff,	§
§
§
v.	§	Civil Action No.
§
§
§
§
§
§

TULLOW GUINEA LTD., and DANA PETROLEUM (E&P) LTD.,

Defendants.

PLAINTIFF’S ORIGINAL COMPLAINT, REQUEST FOR EMERGENCY DECLARATORY RELIEF & INJUNCTION

Plaintiff SCS Corporation Ltd. (“Plaintiff” or “SCS”), files this Original Complaint, Request for Emergency Declaratory Relief and Injunction (the “Original Complaint”), against Defendants Tullow Guinea Ltd. (“Tullow” or the “Operator”) and Dana Petroleum (E&P) Limited (“Dana”) (collectively, “Defendants”), and respectfully states as follows:

I.                                        I.                                        NATURE OF THE CASE

1.                                      This lawsuit arises out of a dispute over Tullow’s and Dana’s continuing breaches of a joint operating agreement entered into with SCS to explore for oil and gas off the coast of the Republic of Guinea in West Africa (the “JOA”).(1) In 2006, SCS secured the rights to drill for oil and gas off the coast of Guinea (the “Concession”), and its commitments to the Guinea government are documented in a Production Sharing Contract signed in 2006 and amended in 2010 (the “PSC”).(2)

(1)                                 The 2010 joint operating agreement and relevant amendments are attached as Exhibit A, and referred to collectively as the JOA.

(2)                                 The PSC is attached as Exhibit B.

2.             The PSC—to which Dana and Tullow are also parties—defines the steps the Concession holders must take to maintain the Concession.  Among these steps are the drilling of two offshore wells meeting certain criteria by September 2016.(3)

3.             The JOA, in turn, defines the obligations of SCS, Tullow, and Dana (collectively the “Partners”) with respect to fulfilling their collective responsibilities under the PSC.  Indeed, the JOA recites that it is intended to “define [the parties’] respective rights and obligations with respect to their operations under the [PSC].”  JOA § 3.1(A).  To that end, the JOA commits the parties to performing “Minimum Work Obligations” which are defined as “those work and/or expenditure obligations specified in the [PSC] that must be performed in order to satisfy the obligations of the [PSC].”  JOA § 1.42 (emphasis added).  Drilling two qualifying wells is specified in the PSC as an obligation that must be satisfied by the Partners.  PSC § 4.1(b)(iv).

4.             One qualifying well was drilled in 2011—12, but a second well has not been drilled.  The reason the second well has been delayed is the repeated breach of the JOA by both Tullow and Dana.

5.             In 2014, Tullow—which serves as the Operator under the JOA—unilaterally declared it would not move forward with drilling operations purportedly because SCS’s parent company—Hyperdynamics Corporation (“Hyperdynamics”)—was the subject of a Foreign Corrupt Practices Act (“FCPA”) investigation.  Tullow used the FCPA investigation as a trumped up reason for declaring force majeure.  This declaration was without basis as Tullow quickly conceded when it withdrew the force majeure claim at the first challenge to its utter lack of validity.  On information and belief, the real reason Tullow did not want to move forward was that it lacked the funds to do so.

(3)           The PSC required the first well be drilled in the First Exploration period and requires the second well to be drilled in the second sub-period of the Second Exploration Period if the parties opt to enter into the second sub-period, which they did.  PSC §§ 4.1(a) and (b).

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6.             As a further tactic to delay its requisite performance, and even after Tullow withdrew the force majeure declaration, Tullow still did not resume planning for drilling a well.  Instead, Tullow next insisted “title assurances” from the Guinea government were necessary before a well could be drilled.  No provision of the PSC or the JOA supported Tullow’s position, and Tullow’s actions all plainly constituted ongoing breaches of its JOA obligations.

7.             In an effort to resolve the issue and timely move the project forward as required under the JOA and PSC, SCS did agree that the parties to the JOA could approach the Guinea government about such title assurance.  These agreements were made in an Operating Committee meeting (“OCM”) in May of 2014.(4)

8.             The Partners spent a substantial part of the next year negotiating among themselves and the Guinea government a “title assurance” provision that would prove acceptable to Tullow.  While the Guinea government would not agree to the expansive demands Tullow sought—essentially that no title question could ever arise and that the Guinea government could not even conduct an investigation concerning the Concession—the Guinea government did endeavor to provide some additional title assurance to the parties.  At or around this same time period, Tullow resolved its budgeting issues and expressed renewed interest in drilling, and the Hyperdynamics FCPA investigations concluded.

9.             Unfortunately, Dana now was not ready or able to perform its obligations.  Instead, and taking a page out of Tullow’s delay-tactics playbook, Dana continued to urge Tullow’s title assurances position and wanted the Guinea government to provide further assurances.  Specifically, Dana wanted the Guinea government to agree that it would never strip the Concession holders of their title.  Dana refused to pay its share of the operations without such

(4)           See JOA Article 5 (establishing the powers, duties, and procedures of the operating committee).

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a guarantee.  Like Tullow, and based on information and belief, Dana appears to have a hidden motive for its position: its inability to pay for its portion of the well commitment.

10.          Tullow, meanwhile, wanted the benefits of being the well operator without the responsibilities that come with that position.  The well operator has substantial latitude on issues such as well design and selection of contractors.  With this flexibility comes the task of actually drilling the well.  The mere fact that one party to the JOA (Dana in this case) has stated an intention to not pay, does not release Tullow of the obligation to drill.  The JOA addresses this situation quite specifically and identifies the remedies at Tullow’s disposal such as cash calling or arbitration—none of which involve a drilling delay.  Tullow fully understood this contract structure when it signed the JOA as operator.

11.          In a final effort to address the impasse, Tullow and SCS met with representatives of the Guinea Minister of Mines and Geology for a Petroleum Operation Management Committee (“POMC”) meeting in Guinea on December 16 and 17, 2015. Dana declined to attend.  At the conclusion of those meetings, the Guinea government agreed to the exact title assurance proposed by Dana and agreed to by Tullow as an amendment to the PSC.  SCS has executed the amendment.  At the meeting, Tullow initialed the document and committed to moving it through the necessary approval processes at Tullow.

12.          As of the date of this Original Complaint, neither Tullow nor Dana has signed the PSC amendment and both have stated that they will not sign unless the other party signs first.  Both have repeatedly refused to sign first, and declined SCS’s suggestion that they sign simultaneously.  Tullow and Dana also continue to maintain that petroleum operations will not resume.

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13.          In short, both Tullow and Dana have repeatedly breached their JOA obligations without basis, and SCS has reached the point where it cannot let these issues go unaddressed.  Under the PSC, if the second well is not spud by September 2016, then the Concession will be lost in its entirety.  Further, arranging for the variety of services required to drill a well—particularly in a location such as Guinea that lacks oil and gas exploration infrastructure—takes many months.  If such planning does not commence shortly, then it will be impossible to spud a well before the PSC expires.

14.          SCS will be irreparably harmed by a loss of the Concession.  SCS recognizes that some part of the Concession’s value is calculable and some portion of monetary damages will be measurable.  For example, when Tullow was brought into the PSC and JOA in 2012, it did so at a price that valued the Concession for a minimum of $160 million.  Nonetheless, the full value of the Concession can only be known if exploration occurs because, if commercially significant quantities of oil and gas are discovered, then the Concession will be worth multiples of that minimum $160 million valuation.  Losing the Concession because the second well is not timely drilled will therefore cause irreparable harm to SCS.  According to Tullow’s own planning documents, it will take at least 6 months go through the entire preparation and drilling process.  For that reason, it is critical that planning for and then actually drilling the second well starts immediately.  SCS therefore has concurrently filed an arbitration along with this lawsuit seeking preliminary measures as also allowed under the JOA.

15.          SCS seeks declarations that:

•                  Dana must pay its share of well costs and that failure to do so constitutes a breach of the JOA; and

•                  Regardless of whether Dana timely pays its share of well costs, Tullow must move forward with drilling operations and complete a

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qualifying well prior to September 2016 and that failure to do so is a breach of the JOA.

16.          SCS also seeks an injunction requiring: (1) Tullow to move forward with drilling operations; (2) Dana to pay its share of well costs; and (3) Tullow and Dana to sign the PSC amendment already agreed to and initialed by the Guinea government.  SCS will seek its further damages from Dana and Tullow in the American Arbitration Association (“AAA”) proceeding.

II.            PARTIES

17.          Plaintiff SCS is a Cayman Islands corporation with its headquarters located at 12012 Wickchester Lane, Suite 475, Houston, TX 77079.  SCS is a wholly owned subsidiary of Hyperdynamics Corporation, which is a publicly traded Delaware corporation with its headquarters at the same address.  Hyperdynamics common stock is traded over the counter under the ticker symbol “HDYN.”

18.          Defendant Tullow Guinea Ltd. is a corporation with its headquarters located at 9 Chiswick Park, 566 Chiswick High Road, London, W4 5XT, United Kingdom.  Tullow is a wholly-owned subsidiary of Tullow Oil PLC, a British public limited company listed on the London Stock Exchange under the ticker symbol “TLW.”

19.          Defendant Dana Petroleum (E&P) Limited is an English corporation with its headquarters located at King’s Close, 62 Huntly Street, Aberdeen, AB10 1RS, Aberdeen City County, United Kingdom.  Dana is a subsidiary of the Korea National Oil Corporation (“KNOC”).

III.          ARBITRATION, JURISDICTION, AND VENUE

20.          The JOA commits the Partners to arbitrate any disputes under the rules of the AAA.  The JOA also expressly allows any party to also “apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal . . .  or (ii) in the absence of the jurisdiction of the

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arbitral tribunal to rule on interim measures in a given jurisdiction.”  JOA § 18.2 (D)(10).  SCS previously provided the Partners the required notice under the JOA, see JOA § 18.2 (D)(8), and contemporaneous with this action, SCS has filed an action with AAA.  It is pursuing this action in parallel with the AAA proceeding because of the compressed time frame that exists to remedy the breaches by Tullow and Dana.

21.          This court has jurisdiction over this case through its diversity jurisdiction pursuant to 28 U.S.C. § 1332.  SCS is a citizen of Texas for diversity purposes because its principal place of business is in Texas.  Both Tullow and Dana are citizens of foreign countries, England and Scotland respectively, for diversity purposes because they are registered outside the United States and have their principal places of business in those countries.  SCS is completely diverse from Defendants.  Next, the amount in controversy far exceeds $75,000.  The rights to the Concession SCS is seeking to protect, and the potential damages a declaratory judgment would prevent, are valued at well over $100 million.  Further, the amount Dana is threatening to withhold is over $10 million.  This Court therefore has diversity jurisdiction over this matter.

22.          This Court has personal jurisdiction over Defendants Tullow and Dana under the Texas long-arm statute, Tex. Civ. Prac. & Rem. Code § 17.042, and federal and state due process standards.  Both Defendants knowingly negotiated and contracted by mail and otherwise with a Texas company, SCS, who was to perform part of the contract in Texas and has done so for many years.  Tullow and Dana both entered bidding processes to purchase SCS’s interest that took place in Texas, and continued for years contacting SCS representatives in Texas to discuss drilling operations and the Concession, including to discuss disputes and conflicts arising under the JOA.  Further, the JOA itself reflects the Parties’ consent to suit in Texas.  Not only does the JOA select Texas law as the governing law for the JOA and all disputes arising under it, the JOA

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also selects Houston, Texas as the location for any arbitration arising under the JOA.  The parties would, therefore, expect that any judicial requests for “interim measures”—as allowed under the JOA—to occur in that same location.  As such, Defendants have purposefully availed themselves of the privileges and benefits of the laws and resources of Texas.  They could reasonably foresee being hauled into court here.

23.          Venue is proper in the Houston Division of the Southern District of Texas pursuant to 28 U.S.C. § 1391.  SCS’s principal place of business is within the Division and a substantial part of the events giving rise to this claim occurred here.

IV.          FACTS: THE PROJECT, THE PARTNERSHIP, AND CONTRACTUAL OBLIGATIONS

24.          SCS is a wholly owned subsidiary of Hyperdynamics Corporation, a small, independent oil and gas company with one principal asset: an interest in a Concession to drill for oil and gas off the coast of Guinea in West Africa.

25.          On September 22, 2006, SCS entered into the PSC with the Republic of Guinea.  SCS agreed to explore for and develop offshore hydrocarbons in exchange for the Concession.  The PSC was amended in 2010 to alter various requirements and timelines and to reduce the Concession’s size to focus it on the area most likely to produce commercially viable hydrocarbons.

26.          Article 4 of the PSC establishes the “minimum exploration work and expected expenditures” that the Contractor to the PSC “shall carry out.”  These requirements include drilling two exploratory wells to a depth of 2500 meters below the mudline before the end of the PSC in September 2016.  One exploratory well was required to be spud prior to December 31, 2011 and the second was required to be spud by the end of September 2016 if the Partners elected to enter into the second phase of the exploration period.  The Partners notified the

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Government of Guinea in 2013 of their intention to enter into the second phase and therefore undertook the obligation to drill a second exploratory well.

27.          SCS took various steps to fulfill its PSC obligations.  SCS first endeavored to spread the costs and risks of the project by bringing in a joint venture partner in 2010.  After having discussions with multiple companies, SCS selected Dana as that partner, and Dana paid $19.6 million to secure a 23% interest in the Concession.  Dana became a party to the PSC and the JOA.  SCS was designated as the Operator under the JOA.

28.          SCS and Dana then proceeded to drill the first of the two exploratory wells in October 2011.  This well-drilling effort—which was managed by a third-party contractor—ran significantly over-budget, and the well ultimately drilled was deemed non-commercial.  The well results did, however, show the presence of a hydrocarbon system in the Concession.

29.          Given the costs of the first well, SCS determined that it would be prudent to bring in another partner that could act as operator under the JOA going forward.  Following a competitive bidding process, in December 2012, SCS selected Tullow to farm into the Concession.  Tullow purportedly offered a wealth of deep-water well drilling experience and the financial depth necessary to productively continue exploration of the Concession.  Tullow purchased 40% of the Concession from SCS (leaving SCS with a 37% interest) for $101 million, including a $27 million payment, and a promise to “carry” SCS’s share up to a gross cost of $100 million ($37 million net) on the next deep-water exploration well as well as a subsequent appraisal well should it be drilled.  This consideration valued the Concession at a minimum of $160 million.

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30.          Following Tullow’s assumption of the Operator role, plans began in earnest for the drilling of the second well required under the PSC.  Tullow developed—and the Partners approved—a work program, budget, and a well plan for the next well designated “Fatala.”

31.          Tullow, however, abruptly called a halt to these efforts in March of 2014, using an entirely inappropriate rationale.  Six months earlier—in September of 2013—SCS’s parent, Hyperdynamics announced the Department of Justice (“DOJ”) had initiated an FCPA investigation into the Company.  The Securities and Exchange Commission (“SEC”) followed suit in January of 2014.  At the time, and for the next six months after the DOJ announcement, neither Tullow nor Dana raised the investigations as a concern.  Then, without warning or prior notice, in March 2014, Tullow declared force majeure citing the mere existence of the investigations as the reason for stopping all work on the Concession.

32.          On information and belief, Tullow knew the force majeure declaration was without basis and, in fact, the reason that Tullow declared force majeure was that it lacked funds to complete the planning and drilling of the Fatala well.  Reflecting its actual awareness that the force majeure declaration was a breach of contract, Tullow later admitted that it had run a damages assessment to determine the liability it faced as a result of its force majeure declaration.

33.          When pressed on the lack of basis for its position, Tullow quickly withdrew its declaration.  Tullow would not, however, agree to resume Fatala operations and instead took the position that it needed to seek further “title assurances” from the Government of Guinea before the well drilling efforts could resume.

34.          SCS reluctantly acquiesced and agreed at a May 2014 OCM that the Partners could seek additional assurances from Guinea surrounding the title issues.  At the meeting, the Partners agreed to request the Guinea government confirm clear title to the Concession,

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notwithstanding the SEC and DOJ investigations.  Importantly though, the Partners never agreed to cease operations forever unless and until the Guinea government confirmed by a PSC amendment that it considered title sacrosanct.

35.          Tullow and Dana allowed these delays to drag on even as the DOJ and SEC investigations reached their conclusions.  In May 2015, Hyperdynamics disclosed that it had received a declination letter from the DOJ closing the investigation without charges.  The SEC investigation concluded in September 2015, with a finding the Company had made accounting and disclosure errors in 2008 around a $130,000 payment and the Company, which neither admitted nor denied the finding, paid a $75,000 fine to resolve the matter.

36.          Around this time, Tullow was beginning to experience a change of heart concerning the Fatala well.  Not only were the FCPA investigations plainly moving to conclusion, in a July 29, 2015 letter the Guinea government assured the Partners that it would not seek rescission of the PSC or the Concession related to the actions of the US government.  Not coincidentally, internal responsibility for the well has also moved to a different unit of Tullow—one that presented a budget to drill the well.

37.          By this time, however, Dana—which has been owned by KNOC since 2010—upon information and belief, was instructed by its parent company to not move forward with additional well expenditures.  Despite the termination of both the DOJ and the SEC investigations, and the letter from the Guinea government on July 29, 2015, Dana continued to insist that further title assurances were still required.

38.          Dana formalized its position in an August 27, 2015 OCM, where it insisted that the Partners must “remove all risk” to the title conveyed by the PSC before it would agree to drill.  Dana, of course, could not credibly identify what risk remains given the actions of the

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DOJ, SEC, and the Guinea government.  Dana nonetheless maintained that the Guinea government essentially must waive all rights to question title under any circumstances.  Without that step, Dana asserted that it would not fund its portion of the drilling costs going forward.(5)

39.          Dana’s position had two equally baseless components.  First, Dana asserted that the JOA requires unanimity before any action can take place regarding well drilling operations.  This position flies in the face of the structure and intent of the JOA and would allow a minority interest holder such as Dana to hold the other members of the Consortium hostage on a whim—exactly what Dana attempted to do here.

40.          The JOA does not operate as Dana suggests.  Instead, the JOA requires all parties to perform the work required to fulfill the “Minimum Work Obligations”—with those obligations being defined as the work required under the PSC.  Here the Minimum Work Obligations include the drilling of a well before September 2016.  The JOA creates no exception for Dana’s purported desire to seek additional title assurance nor does Dana’s lack of resources excuse performance.

41.          In fact, the JOA contains an express provision addressing a situation where there is not unanimity regarding how the Minimum Work Obligations are to be accomplished.  Under the JOA, if the Partners are unable to agree on a specific program or budget on time, “then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question

(5)           Dana’s position is in plain violation of JOA § 3.3, which requires it to pay for Fatala well operations on time.  Section 3.3 reads:

“the obligations of the Parties under the [PSC] and all liabilities and expenses incurred by [Tullow] in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.  Each Party shall pay when due . . . its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to [the JOA].  A Party’s payment of any charge under [the JOA] shall be without prejudice to its right to later contest the charge.”

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that receives the largest participating interest vote (even if less than [the percentage required to pass a program and budget]) shall be deemed adopted.”  JOA § 6.1(D).

42.          That is exactly what occurred here.  Consistent with the JOA, Tullow presented a work program and budget to meet the Minimum Work Obligations and that work program and budget was approved by SCS and Tullow on August 27, 2015.  It was also presented to the Guinea government and approved without comment.

43.          Dana’s second argument is equally meritless.  According to Dana, when SCS and Tullow agreed at the May 2014 OCM to pursue further title assurances, they amended the JOA and eliminated the overriding requirement to meet all Minimum Work Obligations.  Dana however, can point to no authority that any OCM decision has the effect of amending the JOA nor did the May 2014 resolutions purport to do so.  Regardless, as of December 17, 2015 the Guinea government initialed a document granting Dana the exact title assurance it sought, and Dana still would not sign the document and agree to move the well forward.

44.          In sum, not only is Dana in breach of the JOA, it has acted in bad faith.  Dana’s purported reason for refusing to move forward lacks any foundation, as shown plainly by its refusal to sign the PSC amendment, making clear that Dana’s stated rationale is not the actual basis for its actions.  This prevarication is quintessential bad faith.

45.          Tullow, too, has breached its JOA obligations and acted in bad faith.  Tullow breached those obligations first by its force majeure declaration.  It was this knowingly improper declaration that set in motion all that has come after it.  Indeed, but for Tullow’s baseless force majeure declaration, the Fatala well—and perhaps several others—would have been drilled long ago.  These delays have added costs to the Fatala well and caused SCS to lose the opportunity to fully explore the Concession.

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46.          Tullow followed that breach with a second improper act.  Tullow, as Operator, has substantial latitude in well planning, design, and drilling.  The Operator position does, however, come with a number of obligations.  These include performing “operations in accordance with the provisions of the [PSC]” and undertaking “to maintain the [PSC] in full force in effect.”  JOA §§ 4.2(B)(1) and (8).

47.          Here, it is plain that the only way to maintain the Concession is to drill a second well in 2016.  Tullow is obligated to take all steps necessary to maintain the Concession which, therefore, requires the drilling of the second well.

48.          Tullow initially seemed to understand that obligation particularly in the wake of the FCPA investigations’ resolutions and the reassurance contained in the July 2015 letter from the Guinean government.  At the August 2015 OCM, Tullow presented—and voted in favor of—a work program and budget designed to ensure completion of the Fatala well before September 2016.  In the months following that OCM, Tullow also continued to reject any assertion from Dana that further title assurances were necessary or that Dana’s consent was required to move forward on the Fatala well.  As recently as October 15, 2015, a Tullow representative responded to an email from Dana that contended that all planning activities were merely “conditional” and subject to unanimous “waiver of title condition[s]” by stating: “The Contracting Strategy has already been passed by the [Operating Committee] by virtue of Tullow and SCS having approved it.”  A few days later, on October 21, 2015, Tullow wrote that “Tullow have no objection to it becoming widely known that we are planning to spud a well in March next year.  We have already indicated to the Minister that we will be seeking the necessary approvals to do so.”  Tullow also began accepting bids from subcontractors in early November.

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49.          Unfortunately, it has become clear that Tullow is unwilling to fully commit to the project apparently because of continued fears that Dana will not pay its full share.  At the November 18, 2015 OCM, Tullow declined to restart petroleum operations and indicated it would not do so absent a change in position by Dana.

50.          SCS has done everything within in its power to remedy this situation.  SCS committed to run a formal process for the benefit of Dana, to see if an interested bidder could be found to assume Dana’s 23% stake in the Concession.  Dana’s position that title to the Concession was uncertain, of course, made that effort highly problematic.  To date, no acquirer has been found.

51.          SCS also indicated it would cover SCS’s pro-rata share of the Dana interest as well drilling moved forward.  Tullow, however, has said it will not cover Tullow’s pro-rata share of the Dana interest even though such an action is required under the JOA.

52.          SCS even offered to acquire the entirety of Dana’s interest and had a framework agreement in place with Dana concerning such a transaction.  Tullow blocked this endeavor as well, saying it would not approve the transfer unless SCS could show it presently had the financial ability to cover Dana’s interest.  While SCS is confident it can raise the requisite funds, it does not believe such efforts can be successful until a transaction with Dana is consummated—meaning Tullow’s insistence on this point eliminated yet another option that might have addressed the situation.

53.          SCS remained hopeful that these issues could be resolved at a POMC meeting involving the Guinea government on December 16 and 17, 2015.  Unfortunately, Dana declined to even attend the meeting, and Tullow was unwilling to meet its contractual obligations to drill.  Nonetheless, the issue appeared to be resolved when the Guinea government took another

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conciliatory step and agreed to the exact title assurances proposed by Dana and agreed to by Tullow as an amendment to the PSC.  SCS executed the amendment while in Guinea and Tullow and the Government of Guinea initialed the document.  Tullow further committed to a procedure whereby it would present the amendment to Tullow’s Executive Management the next day for execution.  The amendment would then be sent to Dana in Aberdeen and back to Guinea for final execution.

54.          Since leaving Guinea, however, Tullow has abrogated the commitment to sign and now refuses to sign the PSC amendment unless Dana signs first.  Dana has taken the position it will not sign unless Tullow signs first.  Indeed, since the POMC meeting, Dana and Tullow have continued to argue over who would sign the amendment first, sending the original signed and initialed copy back and forth between London and Aberdeen at least three times, and even refused the suggestion to sign simultaneously.  Neither Tullow nor Dana has a good faith basis for refusing to sign the PSC amendment agreed to with the Guinea government.

55.          Regardless of whether either ultimately signs the PSC amendment, Tullow’s position that it will not drill is without foundation.  It cannot simply refuse to move forward because Dana is threatening to not pay its share.  All conditions precedent to drilling—including an approved work program and budget—have occurred and Tullow must move forward.  The JOA gives it no other option and, in fact, expressly establishes the remedies at Tullow’s disposal in this situation—none of which involve refusing to complete the Minimum Work Obligations.  Instead, Tullow can pursue Dana for payment and impose penalties such as diluting Dana’s share of the Concession.  JOA § 8.4.

56.          Tullow’s refusal to move forward, including signing the PSC amendment, is a plain breach of the JOA and puts the Concession at risk.

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57.          This breach must be addressed promptly.  The well drilling preparation and process takes months of work due to the complex nature of the task and the need to utilize dozens of subcontractors.  As Tullow’s own planning documents reflect, it takes approximately six months to perform the work required, assuming the entire process runs smoothly.  Realistically, therefore, declaratory and injunctive relief must issue by March 15, 2016 in order to have a hope of preserving the Concession.(6)

CLAIM I

DECLARATION OF CONTRACT RIGHTS AND OBLIGATIONS: TULLOW

58.          Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–57.

59.          SCS and Tullow entered into a written agreement, the JOA, a copy of which is attached hereto as Exhibit “A.”  The JOA is valid and supported by adequate consideration, and SCS has fulfilled all of its obligations under the JOA.  All conditions precedent to Tullow’s performance have occurred.

60.          Until now, Tullow has failed and/or refused to perform its obligations under JOA §§ 4.2(B)(1), (8), and (10), and frustrated the fundamental purpose of the JOA described in JOA § 3.1(A).  As a consequence, SCS has not received the benefit of its bargain with Tullow and Tullow’s actions threaten the Concession.  Tullow and Dana dispute that Tullow must fulfill these obligations.

61.          SCS is entitled to a declaratory judgment that:

61.1        Tullow is in breach of its obligations under the JOA;

(6)           If the Partners meet the Minimum Work Obligations and determine they have made a commercial discovery, the PSC extends for forty-five years into the future, permitting the Partners to drill additional appraisal wells and then to develop and sell oil and gas from as many wells as they deem necessary.  See PSC §§ 3.9 and 3.10.

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61.2                        Tullow is required to carry out the work program and budget approved by the Operating Committee and do so in a time frame consistent with the obligations imposed by the JOA; and

61.3                        Tullow cannot refuse to perform its obligations due to the potential nonpayment by Dana.

CLAIM II

DECLARATION OF CONTRACT RIGHTS AND OBLIGATIONS: DANA

62.          Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–61.

63.          SCS, Tullow, and Dana entered into a written agreement, the JOA.  The JOA is valid and supported by adequate consideration, and SCS has fulfilled all of its obligations under the JOA.

64.          A conflict exists between SCS and Dana as to whether Dana must fulfill its obligations under JOA § 3.3 to pay its share of expenses for the work program and budget approved by the Operating Committee.

65.          SCS is entitled to a declaratory judgment that:

65.1                        Dana must pay its share of costs for the work program and budget allocated to the drilling of the Fatala well before September 2016;

65.2                        Dana is not entitled to seek additional title assurances from the Guinea government as a precondition to its payment obligations; and

65.3                        If Dana refuses to pay, Tullow, and SCS to the extent SCS has paid any part of Dana’s share of well costs, is entitled to pursue collection actions against it pursuant to JOA Article 8.

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CLAIM III

DECLARATORY JUDGMENT BREACH OF THE DUTY OF GOOD FAITH — TULLOW AND DANA

66.          Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–65.

67.          Dana’s posture and threats to not fulfill its obligations under JOA § 3.3 violate Dana’s implied duty of good faith and fair dealing under the JOA to its partners, including SCS.  Dana made its demands and threats in bad faith because it knew its arguments that unanimity is required to pass a work program and that an OCM resolution can amend the JOA were incorrect.  Indeed, Dana made those arguments to (1) distract from its financial struggles, (2) shift blame, and (3) force SCS and Tullow to support a sale of its interest.  Dana’s posture and threats thus violate its duty of good faith to its partners in the JOA under Texas law.

68.          Dana also acted in bad faith by refusing to sign first, or simultaneously, the PSC amendment it proposed and that the Guinea government initialed and SCS has signed.  Dana insisted that this PSC amendment was what it needed in order to fund drilling operations.  Now that Dana’s demands have been met, its refusal to sign the amendment has placed the Partners in an embarrassing position with the government and demonstrates that Dana’s demands were a smokescreen all along—Dana does not have the funds to drill and its demands and delays for further title assurance were in bad faith.

69.          Tullow owes a duty of good faith and fair dealing to SCS and Dana under the JOA due to the special and fiduciary relationship it owes as Operator to the non-operators under the JOA.  Tullow has acted in bad faith towards its partners three times: first, its baseless force majeure declaration was bad faith.  Second its refusal to proceed to satisfy the Minimum Work Obligations was likewise bad faith.  Tullow knows that it must satisfy the Minimum Work

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Obligations; Tullow representatives have told Dana that the work program and budget were adopted and in effect.  Once it incurs expenses fulfilling that program, Tullow can collect from SCS and Dana as payments are due pursuant to the remedies provided to it in JOA Article 8.  Third, Tullow continues to act in bad faith by refusing to honor its commitments at the POMC meeting to SCS and the Guinea government to sign the PSC amendment it initialed at that meeting and promised to approve.

70.          Both Defendants’ actions are taken in bad faith and are a breach of their duties of good faith and fair dealing towards their partners in a joint operating agreement under Texas common law and the Texas Business and Commerce Code, and SCS requests a declaration to that effect.

CLAIM IV

INJUNCTION FOR SPECIFIC PERFORMANCE OF THE JOA — TULLOW AND DANA

71.          Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–70.

72.          Defendants Tullow and Dana failed and refused, and still fail and refuse, to perform their obligations under the JOA.

73.          SCS lacks a complete and adequate remedy at law for Defendants’ breaches because: (1) the Concession is SCS’s sole asset and the Company cannot survive if the Concession is not explored; (2) the Concession is property of peculiar and unique value; and (3) the value of the Concession can only be fully determined through exploration.

74.          The harm to SCS will be irreparable because Tullow’s and Dana’s breaches will cause the bankruptcy and dissolution of SCS.  Moreover, while some damage from losing the Concession is calculable, the Concession is an irreplaceable business opportunity and constitutes

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a right to real property of peculiar and unique value.  Money damages are therefore inadequate to compensate SCS for losing the Concession.

75.          Further, SCS seeks an injunction requiring Tullow and Dana to sign the PSC amendment agreed to at the POMC.  Tullow initialed the document and agreed to officially approve it.  Dana demanded this provision and its demands were met, and thus must sign.

RELIEF SOUGHT: DECLARATORY RELIEF AND INJUNCTION

76.          Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–75.

77.          Plaintiff seeks declaratory judgments relating to Counts I, II, and III of the Original Complaint.  Plaintiff seeks an injunction in Count IV that will force Tullow to drill the Fatala well, Dana to pay its share for Fatala, and both to sign the PSC amendment.

78.          Plaintiff also seeks its reasonable and necessary attorneys’ fees, as provided for in JOA § 18.2(D)(11) for the arbitration and for pursuing these interim measures, and under Tex. Civ. Prac. & Rem. Code § 38.001.

EXPEDITED PROCEEDINGS

79.          SCS requests an abbreviated Case Management and Scheduling Order that includes an expedited discovery control plan pursuant to Federal Rules of Civil Procedure 16 and 26.  A motion for expedited discovery and brief in support are filed contemporaneously with this Original Complaint.  Limited and focused discovery is necessary to resolve this dispute.

80.          SCS requests an expedited hearing on its claims for declaratory judgment and injunction pursuant to Federal Rules of Civil Procedure 57 and 65.  A motion for an expedited hearing and brief in support are filed contemporaneously with this Original Complaint.

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PRAYER

81.          Plaintiff SCS respectfully requests Defendants be ordered to answer and appear, and SCS be granted judgment against Defendants for:

1)  a scheduling order that sets out: (a) an expedited discovery control plan pursuant to Federal Rules of Civil Procedure 16 and 26, (b) an expedited hearing on SCS’s requests for declaratory and injunctive relief to occur  as soon as practicable after the conclusion of expedited discovery;

2)  an order, pursuant to the Declaratory Judgment Act, 28 U.S.C. § 2201, declaring that Tullow is obligated under JOA § 4.2(B) to carry out the work program and budget adopted by the Operating Committee that would satisfy the Minimum Work Obligations as described in § 4.1(b) of the PSC;

3)  an order, pursuant to the Declaratory Judgment Act, 28 U.S.C. § 2201, declaring that Dana is obligated, under JOA § 3.3, to pay its share of costs of the work program and budget adopted by the Operating Committee on August 27, 2015 that would satisfy the Minimum Work Obligations as described in § 4.1(b) of the PSC;

4)  an order pursuant to the Declaratory Judgment Act, 28 U.S.C. § 2201, declaring that Tullow and Dana have acted in bad faith by refusing to pay for or move forward with drilling operations or sign the PSC amendment.

5)  an order for an injunction compelling Tullow to specifically perform its obligations under JOA § 4.2(B) to satisfy the Minimum Work Obligations;

6)  an order for an injunction compelling Dana to specifically perform its obligations under JOA § 3.3 to pay its share of the expenses Tullow incurs implementing the work program and budget approved on August 27, 2015, to satisfy the Minimum Work Obligations;

7)  an order for an injunction compelling Tullow and Dana to sign the PSC amendment;

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8)  Plaintiff’s reasonable and necessary attorneys’ fees, as provided for by JOA § 18.2(D)(11) and Tex. Civ. Prac. & Rem. Code § 38.001;

9)  costs of court;

10)  any and all other relief, at law or equity, to which Plaintiff is entitled that the Court deems just and appropriate under the circumstances.

DATED: January , 2016	Respectfully submitted,
PAUL HASTINGS LLP

	By:	/s/ Samuel Cooper
Samuel Cooper
Attorney-in-charge
Texas Bar No. 00792427
Federal No. 19954
PAUL HASTINGS LLP
Chase Tower
600 Travis Street, 58th Floor
Houston, TX 77002
T: 713.860.7300
F: 713.353.3100
samuelcooper@paulhastings.com

Edward Han
(pro hac application to be filed)
PAUL HASTINGS LLP
1117 S. California Avenue
Palo Alto, CA 94304
T: 650.320.1800
F: 650.320.1900
edwardhan@paulhastings.com

ATTORNEYS FOR PLAINTIFF
SCS CORPORATION LTD.

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PAUL, HASTINGS, JANOFSKY & WALKER LLP

SAM COOPER (TX SB# 00792427)

EDWARD HAN (CA SB# 196924)

DANIEL NEWMAN (TX SB# 24092896)

Fifty-Eighth Floor
600 Travis Street
Houston, TX  77002
Telephone:  (713) 860-7300
Facsimile:  (713) 353-2801

Attorneys for Claimant
SCS CORPORATION

BEFORE THE AMERICAN ARBITRATION ASSOCIATION

DEMAND FOR ARBITRATION

	SCS CORPORATION LTD., Claimant, vs. TULLOW GUINEA LTD., and DANA PETROLEUM (E&P) LTD., Respondents.	CASE NO. DEMAND FOR DAMAGES, DECLARATORY AND INJUNCTIVE RELIEF: 1. Breach of Explicit Contract Provisions 2. Breach of Implied Contract Obligations

DEMAND FOR ARBITRATION

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I.

PROCEDURAL INTRODUCTION

1.                                      Claimant SCS Corporation (“SCS”) hereby submits this Demand for Arbitration in accordance with Article 2 of the International Arbitration Rules of the American Arbitration Association (“AAA”) and American arbitration law.  Proper notice has been given to all parties pursuant to Article 10 of those rules through AAA’s online filing system.(1)

2.                                      This Demand is made pursuant to Section 18.2 of a joint operating agreement entered into with SCS to explore for oil and gas off the coast of the Republic of Guinea in West Africa among SCS and Respondents Tullow Guinea Ltd. (“Tullow” or the “Operator”) and Dana Petroleum (E&P) Limited (“Dana”) (collectively, “Respondents”), dated January 28, 2010.  A true and correct copy of that 2010 joint operating agreement and relevant amendments are attached as Exhibit A and referred to herein as the “JOA”.

3.                                      The Arbitration shall be conducted in Houston, Texas pursuant to JOA § 18.2(5), held in English pursuant to JOA § 18.2(6), and the Arbitrator(s) shall apply the laws of the State of Texas pursuant to JOA § Section 18.1.

II.

NATURE OF THE DISPUTE

4.                                      This Demand arises out of a dispute over Tullow’s and Dana’s continuing breaches of the JOA.  In 2006, SCS secured the rights to drill for oil and gas off the coast of Guinea (the “Concession”), and its commitments to the Guinea government are documented in a Production Sharing Contract signed in 2006 and amended in 2010 (the “PSC”).(2)

(1)                                 The parties agreement requires this arbitration to be conducted under the International Arbitration Rules.  JOA § 18.2(D)(1).

(2)                                 The PSC is attached as Exhibit B.

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5.                                      The PSC—to which Dana and Tullow are also parties—defines the steps the Concession holders must take to maintain the Concession.  Among these steps are the drilling of two offshore wells meeting certain criteria by September 2016.(3)

6.                                      The JOA, in turn, defines the obligations of SCS, Tullow, and Dana (collectively the “Partners”) with respect to fulfilling their collective responsibilities under the PSC.  Indeed, the JOA recites that it is intended to “define [the parties’] respective rights and obligations with respect to their operations under the [PSC].”  JOA § 3.1(A).  To that end, the JOA commits the parties to performing “Minimum Work Obligations” which are defined as “those work and/or expenditure obligations specified in the [PSC] that must be performed in order to satisfy the obligations of the [PSC].”  JOA § 1.42 (emphasis added).  Drilling two qualifying wells is specified in the PSC as an obligation that must be satisfied by the Partners.  PSC § 4.1(b)(iv).

7.                                      One qualifying well was drilled in 2011—12, but a second well has not been drilled.  The reason the second well has been delayed is the repeated breach of the JOA by both Tullow and Dana.

8.                                      In 2014, Tullow—which serves as the Operator under the JOA—unilaterally declared it would not move forward with drilling operations purportedly because SCS’s parent company—Hyperdynamics Corporation (“Hyperdynamics”)—was the subject of a Foreign Corrupt Practices Act (“FCPA”) investigation.  Tullow used the FCPA investigation as a trumped up reason for declaring force majeure.  This declaration was without basis as Tullow quickly conceded when it withdrew the force majeure claim at the first challenge to its utter lack of validity.  On information and belief, the real reason Tullow did not want to move forward was that it lacked the funds to do so.

9.                                      As a further tactic to delay its requisite performance, and even after Tullow withdrew the force majeure declaration, Tullow still did not resume planning for drilling a well.  Instead, Tullow next insisted “title assurances” from the Guinea government were necessary

(3)                                 The PSC required the first well be drilled in the First Exploration period and requires the second well to be drilled in the second sub-period of the Second Exploration Period if the parties opt to enter into the second sub-period, which they did.  PSC §§ 4.1(a) and (b).

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before a well could be drilled.  No provision of the PSC or the JOA supported Tullow’s position, and Tullow’s actions all plainly constituted ongoing breaches of its JOA obligations.

10.                               In an effort to resolve the issue and timely move the project forward as required under the JOA and PSC, SCS did agree that the parties to the JOA could approach the Guinea government about such title assurance.  These agreements were made in an Operating Committee meeting (“OCM”) in May of 2014.(4)

11.                               The Partners spent a substantial part of the next year negotiating among themselves and the Guinea government a “title assurance” provision that would prove acceptable to Tullow.  While the Guinea government would not agree to the expansive demands Tullow sought—essentially that no title question could ever arise and that the Guinea government could not even conduct an investigation concerning the Concession—the Guinea government did endeavor to provide some additional title assurance to the parties.  At or around this same time period, Tullow resolved its budgeting issues and expressed renewed interest in drilling, and the Hyperdynamics FCPA investigations concluded.

12.                               Unfortunately, Dana now was not ready or able to perform its obligations.  Instead, and taking a page out of Tullow’s delay-tactics playbook, Dana continued to urge Tullow’s title assurances position and wanted the Guinea government to provide further assurances.  Specifically, Dana wanted the Guinea government to agree that it would never strip the Concession holders of their title.  Dana refused to pay its share of the operations without such a guarantee.  Like Tullow, and based on information and belief, Dana appears to have a hidden motive for its position: its inability to pay for its portion of the well commitment.

13.                               Tullow, meanwhile, wanted the benefits of being the well operator without the responsibilities that come with that position.  The well operator has substantial latitude on issues such as well design and selection of contractors.  With this flexibility comes the task of actually drilling the well.  The mere fact that one party to the JOA (Dana in this case) has stated an intention to not pay, does not release Tullow of the obligation to drill.  The JOA addresses this

(4)                                 See JOA Article 5 (establishing the powers, duties, and procedures of the operating committee).

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situation quite specifically and identifies the remedies at Tullow’s disposal such as cash calling or arbitration—none of which involve a drilling delay.  Tullow fully understood this contract structure when it signed the JOA as operator.

14.                               In a final effort to address the impasse, Tullow and SCS met with representatives of the Guinea Minister of Mines and Geology for a Petroleum Operation Management Committee (“POMC”) meeting in Guinea on December 16 and 17, 2015.  Dana declined to attend.  At the conclusion of those meetings, the Guinea government agreed to the exact title assurance proposed by Dana and agreed to by Tullow as an amendment to the PSC.  SCS has executed the amendment.  At the meeting, Tullow initialed the document and committed to moving it through the necessary approval processes at Tullow.

15.                               As of the date of this Demand, neither Tullow nor Dana has signed the PSC amendment and both have stated that they will not sign unless the other party signs first.  Both have repeatedly refused to sign first, and declined SCS’s suggestion that they sign simultaneously.  Tullow and Dana also continue to maintain that petroleum operations will not resume.

16.                               In short, both Tullow and Dana have repeatedly breached their JOA obligations without basis, and SCS has reached the point where it cannot let these issues go unaddressed.  Under the PSC, if the second well is not spud by September 2016, then the Concession will be lost in its entirety.  Further, arranging for the variety of services required to drill a well—particularly in a location such as Guinea that lacks oil and gas exploration infrastructure—takes many months.  If such planning does not commence shortly, then it will be impossible to spud a well before the PSC expires.

17.                               SCS will be irreparably harmed by a loss of the Concession.  SCS recognizes that some part of the Concession’s value is calculable and some portion of monetary damages will be measurable.  For example, when Tullow was brought into the PSC and JOA in 2012, it did so at a price that valued the Concession for a minimum of $160 million.  Nonetheless, the full value of the Concession can only be known if exploration occurs because, if commercially significant quantities of oil and gas are discovered, then the Concession will be worth multiples of that

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minimum $160 million valuation.  Losing the Concession because the second well is not timely drilled will therefore cause irreparable harm to SCS.  According to Tullow’s own planning documents, it will take at least 6 months go through the entire preparation and drilling process.  For that reason, it is critical that planning for and then actually drilling the second well starts immediately.  SCS therefore has concurrently filed a lawsuit seeking preliminary measures as also allowed under the JOA.

18.                               SCS seeks declarations that:

•                  Dana must pay its share of well costs and that failure to do so constitutes a breach of the JOA; and

•                  Regardless of whether Dana timely pays its share of well costs, Tullow must move forward with drilling operations and complete a qualifying well prior to September 2016 and that failure to do so is a breach of the JOA.

19.                               SCS also seeks an injunction requiring: (1) Tullow to move forward with drilling operations; (2) Dana to pay its share of well costs; and (3) Tullow and Dana to sign the PSC amendment already agreed to and initialed by the Guinea government.

20.                               SCS seeks damages for three separate scenarios that depend on future events:

•                  Even if Tullow ultimately drills Fatala, its persistent delay drove up costs for the well, as compared to a more orderly and compressed process.

•                  Even if Tullow ultimately drills Fatala, the Partners will be unable to as fully explore the Concession as they would have had the Fatala well been drilled as planned in 2014, or even after the work program and budget was approved in August 2015.  At most, the Partners will now only drill one additional well, decreasing the number of possible discoveris and area to retain for production licenses.

•                  Should Tullow fail to drill a second well at all, SCS will lose its interest in the Concession and forfeit any rights to discover and develop an asset potentially worth billions of dollars.

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III.

THE PARTIES

21.                               Plaintiff SCS is a Cayman Islands corporation with its headquarters located at 12012 Wickchester Lane, Suite 475, Houston, TX 77079.  SCS is a wholly owned subsidiary of Hyperdynamics Corporation, which is a publicly traded Delaware corporation with its headquarters at the same address.  Hyperdynamics Corporation common stock is traded over the counter under the ticker symbol “HDYN.”

22.                               Defendant Tullow Guinea Ltd. is a corporation with its headquarters located at 9 Chiswick Park, 566 Chiswick High Road, London, W4 5XT, United Kingdom.  Tullow is a wholly-owned subsidiary of Tullow Oil PLC, a British public limited company listed on the London Stock Exchange under the ticker symbol “TLW.”

23.                               Defendant Dana Petroleum (E&P) Limited is an English corporation with its headquarters located at King’s Close, 62 Huntly Street, Aberdeen, AB10 1RS, Aberdeen City County, United Kingdom.  Dana is a subsidiary of the Korea National Oil Corporation (“KNOC”).

IV.

FACTUAL BACKGROUND AND TIMELINE

24.                               SCS is a wholly owned subsidiary of Hyperdynamics Corporation, a small, independent oil and gas company with one principal asset: an interest in a Concession to drill for oil and gas off the coast of Guinea in West Africa.

25.                               On September 22, 2006, SCS entered into the PSC with the Republic of Guinea.  SCS agreed to explore for and develop offshore hydrocarbons in exchange for the Concession.  The PSC was amended in 2010 to alter various requirements and timelines and to reduce the Concession’s size to focus it on the area most likely to produce commercially viable hydrocarbons.

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26.                               Article 4 of the PSC establishes the “minimum exploration work and expected expenditures” that the Contractor to the PSC “shall carry out.”  These requirements include drilling two exploratory wells to a depth of 2500 meters below the mudline before the end of the PSC in September 2016.  One exploratory well was required to be spud prior to December 31, 2011 and the second was required to be spud by the end of September 2016 if the Partners elected to enter into the second phase of the exploration period.  The Partners notified the Government of Guinea in 2013 of their intention to enter into the second phase and therefore undertook the obligation to drill a second exploratory well.

27.                               SCS took various steps to fulfill its PSC obligations.  SCS first endeavored to spread the costs and risks of the project by bringing in a joint venture partner in 2010.  After having discussions with multiple companies, SCS selected Dana as that partner, and Dana paid $19.6 million to secure a 23% interest in the Concession.  Dana became a party to the PSC and the JOA.  SCS was designated as the Operator under the JOA.

28.                               SCS and Dana then proceeded to drill the first of the two exploratory wells in October 2011.  This well-drilling effort—which was managed by a third-party contractor—ran significantly over-budget, and the well ultimately drilled was deemed non-commercial.  The well results did, however, show the presence of a hydrocarbon system in the Concession.

29.                               Given the costs of the first well, SCS determined that it would be prudent to bring in another partner that could act as operator under the JOA going forward.  Following a competitive bidding process, in December 2012, SCS selected Tullow to farm into the Concession.  Tullow purportedly offered a wealth of deep-water well drilling experience and the financial depth necessary to productively continue exploration of the Concession.  Tullow purchased 40% of the Concession from SCS (leaving SCS with a 37% interest) for $101 million, including a $27 million payment, and a promise to “carry” SCS’s share up to a gross cost of $100 million ($37 million net) on the next deep-water exploration well as well as a subsequent appraisal well should it be drilled.  This consideration valued the Concession at a minimum of $160 million.

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30.                               Following Tullow’s assumption of the Operator role, plans began in earnest for the drilling of the second well required under the PSC.  Tullow developed—and the Partners approved—a work program, budget, and a well plan for the next well designated “Fatala.”

31.                               Tullow, however, abruptly called a halt to these efforts in March of 2014, using an entirely inappropriate rationale.  Six months earlier—in September of 2013—SCS’s parent, Hyperdynamics, announced the Department of Justice (“DOJ”) had initiated an FCPA investigation into the Company.  The Securities and Exchange Commission (“SEC”) followed suit in January of 2014.  At the time, and for the next six months after the DOJ announcement, neither Tullow nor Dana raised the investigations as a concern.  Then, without warning or prior notice, in March 2014, Tullow declared force majeure citing the mere existence of the investigations as the reason for stopping all work on the Concession.

32.                               On information and belief, Tullow knew the force majeure declaration was without basis and, in fact, the reason Tullow declared force majeure was that it lacked funds to complete the planning and drilling of the Fatala well.  Reflecting its actual awareness that the force majeure declaration was a breach of contract, Tullow later admitted that it had run a damages assessment to determine the liability it faced as a result of its force majeure declaration.

33.                               When pressed on the lack of basis for its position, Tullow quickly withdrew its declaration.  Tullow would not, however, agree to resume Fatala operations and instead took the position that it needed to seek further “title assurances” from the Government of Guinea before the well drilling efforts could resume.

34.                               SCS reluctantly acquiesced and agreed at a May 2014 OCM that the Partners could seek additional assurances from Guinea surrounding the title issues.  At the meeting, the Partners agreed to request the Guinea government confirm clear title to the Concession, notwithstanding the SEC and DOJ investigations.  Importantly though, the Partners never agreed to cease operations forever unless and until the Guinea government confirmed by a PSC amendment that it considered title sacrosanct.

35.                               Tullow and Dana allowed these delays to drag on even as the DOJ and SEC investigations reached their conclusions.  In May 2015, Hyperdynamics disclosed that it had

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received a declination letter from the DOJ closing the investigation without charges.  The SEC investigation concluded in September 2015, with a finding the Company had made accounting and disclosure errors in 2008 around a $130,000 payment and the Company, which neither admitted nor denied the finding, paid a $75,000 fine to resolve the matter.

36.                               Around this time, Tullow was beginning to experience a change of heart concerning the Fatala well.  Not only were the FCPA investigations plainly moving to conclusion, in a July 29, 2015 letter the Guinea government assured the Partners that it would not seek rescission of the PSC or the Concession related to the actions of the US government.  Not coincidentally, internal responsibility for the well has also moved to a different unit of Tullow—one that presented a budget to drill the well.

37.                               By this time, however, Dana—which has been owned by KNOC since 2010—upon information and belief, was instructed by its parent company to not move forward with additional well expenditures.  Despite the termination of both the DOJ and the SEC investigations, and the letter from the Guinea government on July 29, 2015, Dana continued to insist that further title assurances were still required.

38.                               Dana formalized its position in an August 27, 2015 OCM, where it insisted that the Partners must “remove all risk” to the title conveyed by the PSC before it would agree to drill.  Dana, of course, could not credibly identify what risk remains given the actions of the DOJ, SEC, and the Guinea government.  Dana nonetheless maintained that the Guinea government essentially must waive all rights to question title under any circumstances.  Without that step, Dana asserted that it would not fund its portion of the drilling costs going forward.(5)

39.                               Dana’s position had two equally baseless components.  First, Dana asserted that the JOA requires unanimity before any action can take place regarding well drilling operations.

(5)                                 Dana’s position is in plain violation of JOA § 3.3, which requires it to pay for Fatala well operations on time.  Section 3.3 reads:

“the obligations of the Parties under the [PSC] and all liabilities and expenses incurred by [Tullow] in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.  Each Party shall pay when due . . . its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to [the JOA].  A Party’s payment of any charge under [the JOA] shall be without prejudice to its right to later contest the charge.”

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This position flies in the face of the structure and intent of the JOA and would allow a minority interest holder such as Dana to hold the other members of the Consortium hostage on a whim—exactly what Dana attempted to do here.

40.                               The JOA does not operate as Dana suggests.  Instead, the JOA requires all parties to perform the work required to fulfill the “Minimum Work Obligations”—with those obligations being defined as the work required under the PSC.  Here the Minimum Work Obligations include the drilling of a well before September 2016.  The JOA creates no exception for Dana’s purported desire to seek additional title assurance nor does Dana’s lack of resources excuse performance.

41.                               In fact, the JOA contains an express provision addressing a situation where there is not unanimity regarding how the Minimum Work Obligations are to be accomplished.  Under the JOA, if the Partners are unable to agree on a specific program or budget on time, “then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest participating interest vote (even if less than [the percentage required to pass a program and budget]) shall be deemed adopted.”  JOA § 6.1(D).

42.                               That is exactly what occurred here.  Consistent with the JOA, Tullow presented a work program and budget to meet the Minimum Work Obligations and that work program and budget was approved by SCS and Tullow on August 27, 2015.  It was also presented to the Guinea government and approved without comment.

43.                               Dana’s second argument is equally meritless.  According to Dana, when SCS and Tullow agreed at the May 2014 OCM to pursue further title assurances, they amended the JOA and eliminated the overriding requirement to meet all Minimum Work Obligations.  Dana however, can point to no authority that any OCM decision has the effect of amending the JOA nor did the May 2014 resolutions purport to do so.  Regardless, as of December 17, 2015 the Guinea government initialed a document granting Dana the exact title assurance it sought, and Dana still would not sign the document and agree to move the well forward.

44.                               In sum, not only is Dana in breach of the JOA, it has acted in bad faith.  Dana’s purported reason for refusing to move forward lacks any foundation, as shown plainly by its

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refusal to sign the PSC amendment, making clear that Dana’s stated rationale is not the actual basis for its actions.  This prevarication is quintessential bad faith.

45.                               Tullow, too, has breached its JOA obligations and acted in bad faith.  Tullow breached those obligations first by its force majeure declaration.  It was this knowingly improper declaration that set in motion all that has come after it.  Indeed, but for Tullow’s baseless force majeure declaration, the Fatala well—and perhaps several others—would have been drilled long ago.  These delays have added costs to the Fatala well and caused SCS to lose the opportunity to fully explore the Concession.

46.                               Tullow followed that breach with a second improper act.  Tullow, as Operator, has substantial latitude in well planning, design, and drilling.  The Operator position does, however, come with a number of obligations.  These include performing “operations in accordance with the provisions of the [PSC]” and undertaking “to maintain the [PSC] in full force in effect.”  JOA §§ 4.2(B)(1) and (8).

47.                               Here, it is plain that the only way to maintain the Concession is to drill a second well in 2016.  Tullow is obligated to take all steps necessary to maintain the Concession which, therefore, requires the drilling of the second well.

48.                               Tullow initially seemed to understand that obligation particularly in the wake of the FCPA investigations’ resolutions and the reassurance contained in the July 2015 letter from the Guinean government.  At the August 2015 OCM, Tullow presented—and voted in favor of—a work program and budget designed to ensure completion of the Fatala well before September 2016.  In the months following that OCM, Tullow also continued to reject any assertion from Dana that further title assurances were necessary or that Dana’s consent was required to move forward on the Fatala well.  As recently as October 15, 2015, a Tullow representative responded to an email from Dana that contended that all planning activities were merely “conditional” and subject to unanimous “waiver of title condition[s]” by stating: “The Contracting Strategy has already been passed by the [Operating Committee] by virtue of Tullow and SCS having approved it.”  A few days later, on October 21, 2015, Tullow wrote that “Tullow have no objection to it becoming widely known that we are planning to spud a well in March next year.  We have

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already indicated to the Minister that we will be seeking the necessary approvals to do so.”  Tullow also began accepting bids from subcontractors in early November.

49.                               Unfortunately, it has become clear that Tullow is unwilling to fully commit to the project apparently because of continued fears that Dana will not pay its full share.  At the November 18, 2015 OCM, Tullow declined to restart petroleum operations and indicated it would not do so absent a change in position by Dana.

50.                               SCS has done everything within in its power to remedy this situation.  SCS committed to run a formal process for the benefit of Dana, to see if an interested bidder could be found to assume Dana’s 23% stake in the Concession.  Dana’s position that title to the Concession was uncertain, of course, made that effort highly problematic.  To date, no acquirer has been found.

51.                               SCS also indicated it would cover SCS’s pro-rata share of the Dana interest as well drilling moved forward.  Tullow, however, has said it will not cover Tullow’s pro-rata share of the Dana interest even though such an action is required under the JOA.

52.                               SCS even offered to acquire the entirety of Dana’s interest and had a framework agreement in place with Dana concerning such a transaction.  Tullow blocked this endeavor as well, saying it would not approve the transfer unless SCS could show it presently had the financial ability to cover Dana’s interest.  While SCS is confident it can raise the requisite funds, it does not believe such efforts can be successful until a transaction with Dana is consummated—meaning Tullow’s insistence on this point eliminated yet another option that might have addressed the situation.

53.                               SCS remained hopeful that these issues could be resolved at a POMC meeting involving the Guinea government on December 16 and 17, 2015.  Unfortunately, Dana declined to even attend the meeting, and Tullow was unwilling to meet its contractual obligations to drill.  Nonetheless, the issue appeared to be resolved when the Guinea government took another conciliatory step and agreed to the exact title assurances proposed by Dana and agreed to by Tullow as an amendment to the PSC.  SCS executed the amendment while in Guinea and Tullow and the Government of Guinea initialed the document.  Tullow further committed to a procedure

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whereby it would present the amendment to Tullow’s Executive Management the next day for execution.  The amendment would then be sent to Dana in Aberdeen and back to Guinea for final execution.

54.                               Since leaving Guinea, however, Tullow has abrogated the commitment to sign and now refuses to sign the PSC amendment unless Dana signs first.  Dana has taken the position it will not sign unless Tullow signs first.  Indeed, since the POMC meeting, Dana and Tullow have continued to argue over who would sign the amendment first, sending the original signed and initialed copy back and forth between London and Aberdeen at least three times, and even refused the suggestion to sign simultaneously.  Neither Tullow nor Dana has a good faith basis for refusing to sign the PSC amendment agreed to with the Guinea government.

55.                               Regardless of whether either ultimately signs the PSC amendment, Tullow’s position that it will not drill is without foundation.  It cannot simply refuse to move forward because Dana is threatening to not pay its share.  All conditions precedent to drilling—including an approved work program and budget—have occurred and Tullow must move forward.  The JOA gives it no other option and, in fact, expressly establishes the remedies at Tullow’s disposal in this situation—none of which involve refusing to complete the Minimum Work Obligations.  Instead, Tullow can pursue Dana for payment and impose penalties such as diluting Dana’s share of the Concession.  JOA § 8.4.

56.                               Tullow’s refusal to move forward, including signing the PSC amendment, is a plain breach of the JOA and puts the Concession at risk.

57.                               This breach must be addressed promptly.  The well drilling preparation and process takes months of work due to the complex nature of the task and the need to utilize dozens of subcontractors.  As Tullow’s own planning documents reflect, it takes approximately six months to perform the work required, assuming the entire process runs smoothly.  Realistically,

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therefore, declaratory and injunctive relief must issue by March 15, 2016 in order to have a hope of preserving the Concession.(6)

V.

CLAIMS FOR RELIEF

FIRST CLAIM FOR RELIEF

DECLARATION OF CONTRACT RIGHTS AND OBLIGATIONS AND DAMAGES FOR BREACH OF CONTRACT — TULLOW

(Declaratory Relief Under Tex. Rem. Code § 37.001, 28 U.S.C. § 2201 and Breach of Contract Under Texas Common Law)

58.                               Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–57.

59.                               SCS and Tullow entered into a written agreement, the JOA, a copy of which is attached hereto as Exhibit “A.”  The JOA is valid and supported by adequate consideration, and SCS has fulfilled all of its obligations under the JOA.  All conditions precedent to Tullow’s performance have occurred.

60.                               SCS has provided notice of these defaults to Tullow as required by the JOA and the International Arbitration Rules.

61.                               Until now, Tullow has failed and/or refused to perform its obligations under JOA §§ 4.2(B)(1), (8), and (10), and frustrated the fundamental purpose of the JOA described in JOA § 3.1(A).  As a consequence, SCS has not received the benefit of its bargain with Tullow and Tullow’s actions threaten the Concession.  Tullow and Dana dispute that Tullow must fulfill these obligations.

62.                               SCS desires a determination of the parties’ rights and duties under the JOA and a declaration that:

(i)                                     Tullow is in breach of its obligations under the JOA;

(6)                                 If the Partners meet the Minimum Work Obligations and determine they have made a commercial discovery, the PSC extends for forty-five years into the future, permitting the Partners to drill additional appraisal wells and then to develop and sell oil and gas from as many wells as they deem necessary.  See PSC §§ 3.9 and 3.10.

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(ii)           Tullow is required to carry out the work program and budget approved by the Operating Committee and do so in a time frame consistent with the obligations imposed by the JOA; and

(iii)          Tullow cannot refuse to perform its obligations due to the potential nonpayment by Dana.

63.                               An early declaration of the parties’ current rights and obligations will enable the parties to quickly and efficiently determine how to proceed going forward and may lead to an early resolution of all disputes between the parties.

64.                               Further, as a proximate result of Tullow’s breaches, SCS has suffered damages and will continue to suffer damages in an amount to be determined at the arbitration, to the extent the amount is calculable.

SECOND CLAIM FOR RELIEF

DECLARATION OF CONTRACT RIGHTS AND OBLIGATIONS AND DAMAGES FOR BREACH OF CONTRACT — DANA

(Declaratory Relief Under Tex. Rem. Code § 37.001, 28 U.S.C. § 2201, and Breach of Contract Under Texas Common Law)

65.                               Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–64.

66.                               SCS, Tullow, and Dana entered into a written agreement, the JOA.  The JOA is valid and supported by adequate consideration, and SCS has fulfilled all of its obligations under the JOA.

67.                               SCS has provided all notices of these defaults to Dana as required by the JOA and the International Arbitration Rules.

68.                               A conflict exists between SCS and Dana as to whether Dana must fulfill its obligations under JOA § 3.3 to pay its share of expenses for the work program and budget approved by the Operating Committee.

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69.                               SCS desires a determination of the parties’ rights and duties under the JOA and a declaration that:

(i)            Dana must pay its share of costs for the work program and budget allocated to the drilling of the Fatala well before September 2016;

(ii)           Dana is not entitled to seek additional title assurances from the Guinea government as a precondition to its payment obligations; and

(iii)          If Dana refuses to pay, Tullow, and SCS to the extent SCS has paid any part of Dana’s share of well costs, is entitled to pursue collection actions against it pursuant to JOA Article 8.

70.                               An early declaration of the parties’ current rights and obligations will enable the parties to quickly and efficiently determine how to proceed going forward and may lead to an early resolution of all disputes between the parties.

71.                               Additionally, as a proximate result of Dana’s breaches, SCS has suffered damages and will continue to suffer damages in an amount to be determined at the arbitration, to the extent the amount is calculable.

THIRD CLAIM FOR RELIEF

DECLARATORY JUDGMENT AND DAMAGES FOR BREACH OF THE DUTY OF GOOD FAITH — TULLOW AND DANA

(Texas Common Law and the Texas Business and Commerce Code)

72.                               Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–71.

73.                               Dana’s posture and threats to not fulfill its obligations under JOA § 3.3 violate Dana’s implied duty of good faith and fair dealing under the JOA to its partners, including SCS.  Dana made its demands and threats in bad faith because it knew its arguments that unanimity is required to pass a work program and that an OCM resolution can amend the JOA were incorrect.  Indeed, Dana made those arguments to (1) distract from its financial struggles, (2) shift blame,

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and (3) force SCS and Tullow to support a sale of its interest.  Dana’s posture and threats thus violate its duty of good faith to its partners in the JOA under Texas law.

74.                               Dana also acted in bad faith by refusing to sign first, or simultaneously, the PSC amendment it proposed and that the Guinea government initialed and SCS has signed.  Dana insisted that this PSC amendment was what it needed in order to fund drilling operations.  Now that Dana’s demands have been met, its refusal to sign the amendment has placed the Partners in an embarrassing position with the government and demonstrates that Dana’s demands were a smokescreen all along—Dana does not have the funds to drill and its demands and delays for further title assurance were in bad faith.

75.                               Tullow owes a duty of good faith and fair dealing to SCS and Dana under the JOA due to the special and fiduciary relationship it owes as Operator to the non-operators under the JOA.  Tullow has acted in bad faith towards its partners three times: first, its baseless force majeure declaration was bad faith.  Second its refusal to proceed to satisfy the Minimum Work Obligations was likewise bad faith.  Tullow knows that it must satisfy the Minimum Work Obligations; Tullow representatives have told Dana that the work program and budget were adopted and in effect.  Once it incurs expenses fulfilling that program, Tullow can collect from SCS and Dana as payments are due pursuant to the remedies provided to it in JOA Article 8.  Third, Tullow continues to act in bad faith by refusing to honor its commitments at the POMC meeting to SCS and the Guinea government to sign the PSC amendment it initialed at that meeting and promised to approve.

76.                               Both Defendants’ actions are taken in bad faith and are a breach of their duties of good faith and fair dealing towards their partners in a joint operating agreement under Texas common law and the Texas Business and Commerce Code, and SCS requests a declaration to that effect.

77.                               SCS also seeks to recover for damages it has suffered and will continue to suffer as a proximate result of those breaches, in an amount to be determined at the arbitration, to the extent the amount is calculable.

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FOURTH CLAIM FOR RELIEF

INJUNCTION FOR SPECIFIC PERFORMANCE OF THE
JOA — TULLOW AND DANA

78.                               Plaintiff incorporates by reference the factual allegations contained in paragraphs 1–77.

79.                               Defendants Tullow and Dana failed and refused, and still fail and refuse, to perform their obligations under the JOA.

80.                               SCS lacks a complete and adequate remedy at law for Defendants’ breaches because: (1) the Concession is SCS’s sole asset and the Company cannot survive if the Concession is not explored; (2) the Concession is property of peculiar and unique value; and (3) the value of the Concession can only be fully determined through exploration.

81.                               The harm to SCS will be irreparable because Tullow’s and Dana’s breaches will cause the bankruptcy and dissolution of SCS.  Moreover, while some damage from losing the Concession is calculable, the Concession is an irreplaceable business opportunity and constitutes a right to real property of peculiar and unique value.  Money damages are therefore inadequate to compensate SCS for losing the Concession.

82.                               Further, SCS seeks an injunction requiring Tullow and Dana to sign the PSC amendment agreed to at the POMC.  Tullow initialed the document and agreed to officially approve it.  Dana demanded this provision and its demands were met, and thus must sign.

VI.

RELIEF SOUGHT

SCS requests relief from the Arbitrator as follows:

ON THE FIRST CLAIM FOR RELIEF

1.                                      For a declaration that:

(1)                                 Tullow is in breach of its obligations under the JOA;

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(2)                                 Tullow is required to carry out the work program and budget approved by the Operating Committee and do so in a time frame consistent with the obligations imposed by the JOA; and

(3)                                 Tullow cannot refuse to perform its obligations due to the potential nonpayment by Dana.

2.                                      Money damages, including interest, caused by Tullow’s first breach of contract when it unilaterally declared force majeure without basis.

3.                                      Money damages, including interest, caused by Tullow’s second and continuing breach of contract for refusing to drill the Fatala well, including 37% of the valuation of the Concession, plus the value of any foreseeable lost carries on additional wells, plus any additional reasonably foreseeable lost profits in oil and gas forefeited back to the Guinea government for failing to meet the minimum work obligations.

4.                                      Exemplary and punitive damages to the extent the arbitrators find them appropriate in this egregious and bad faith breach of contract despite JOA § 18.2(D)(15)’s ban on such damages.

5.                                      SCS seeks damages for three separate scenarios that depend on future events:

•                  Even if Tullow ultimately drills Fatala, its persistent delay drove up costs for the well, as compared to a more orderly and compressed process.

•                  Even if Tullow ultimately drills Fatala, the Partners will be unable to as fully explore the Concession as they would have had the Fatala well been drilled as planned in 2014, or or even after the work program and budget was approved in August 2015.  At most, the Partners will now only drill one additional well, decreasing the number of possible discoveries and area to retain for production licenses.

•                  Should Tullow fail to drill a second well at all, SCS will lose its interest in the Concession and forfeit any rights to discover and develop an asset potentiall worth billions of dollars.

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ON THE SECOND CLAIM FOR RELIEF

1.                                      For a declaration that:

(1)                                 Dana must pay its share of costs for the work program and budget allocated to the drilling of the Fatala well before September 2016;

(2)                                 Dana is not entitled to seek additional title assurances from the Guinea government as a precondition to its payment obligations; and

(3)                                 If Dana refuses to pay, Tullow, and SCS to the extent SCS has paid any part of Dana’s share of well costs, is entitled to pursue collection actions against it pursuant to JOA Article 8.

2.                                      Money damages, including interest, caused by Dana’s continuing breach of contract by threatening not to pay its share of drilling costs causing Tullow not to drill the Fatala well, including 37% of the valuation of the Concession, plus the value of any foreseeably lost carries on additional wells, plus any additional reasonably foreseeable lost profits in oil and gas forefeited back to the Guinea government for failing to meet the minimum work obligations.

3.                                      Exemplary and punitive damages to the extent the arbitrators find them appropriate in this egregious and bad faith breach of contract despite JOA § 18.2(D)(15)’s ban on such damages.

4.                                      SCS seeks damages for three separate scenarios that depend on future events:

•                  Even if Tullow ultimately drills Fatala, its persistent delay drove up costs for the well, as compared to a more orderly and compressed process.

•                  Even if Tullow ultimately drills Fatala, the Partners will be unable to as fully explore the Concession as they would have had the Fatala well been drilled as planned in 2014, or or even after the work program and budget was approved in August 2015.  At most, the Partners will now only drill one additional well, decreasing the number of possible discoveries and area to retain for production licenses.

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•                  Should Tullow fail to drill a second well at all, SCS will lose its interest in the Concession and forfeit any rights to discover and develop an asset potentiall worth billions of dollars.

ON THE THIRD CLAIM FOR RELIEF

1.                                      For a declaration that:

(1)                                 Tullow acted in bad-faith when it declared force majeure in 2014;

(2)                                 Tullow is acting in bad-faith by refusing to drill the Fatala well when it knows it is obligated under the JOA to do so, and has acted and admitted as such on several occasions since the work program and budget were approved;

(3)                                 Tullow continues to act in bad faith by refusing to honor its commitments at the POMC meeting to SCS and the Guinea government to sign the PSC amendment it initialed at that meeting and promised to approve;

(4)                                 Dana is acting in bad faith because it knew its arguments that unanimity is required to pass a work program and that an OCM resolution can amend the JOA were incorrect, and raised title concerns only because it does not have the funds to drill, thus threatening the Concession in order to attempt to force a purchase of its interest;

(5)                                 Dana also acted in bad faith by refusing to sign first, or simultaneously, the PSC amendment it proposed and that the Guinea government and SCS have signed, as it is exactly what Dana insisted was required before it would proceed.

2.                                      Money damages, including interest, caused by Tullow’s first bad-faith breach of contract when it unilaterally declared force majeure without basis.

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3.                                      Money damages, including interest, caused by Tullow’s second and continuing bad-faith breach of contract for refusing to drill the Fatala well, including 37% of the valuation of the Concession, plus the value of any foreseeably lost carries on additional wells, plus any additional reasonably foreseeable lost profits in oil and gas forefeited back to the Guinea government for failing to meet the minimum work obligations.

4.                                      Money damages, including interest, caused by Dana’s continuing bad-faith breach of contract by threatening not to pay its share of drilling costs causing Tullow not to drill the Fatala well.

5.                                      Exemplary and punitive damages to the extent the arbitrators find them appropriate in this egregious breach of the duty of good faith and fair dealing despite JOA § 18.2(D)(15)’s ban on such damages.

6.                                      SCS seeks damages for three separate scenarios that depend on future events:

•                  Even if Tullow ultimately drills Fatala, its persistent delay drove up costs for the well, as compared to a more orderly and compressed process.

•                  Even if Tullow ultimately drills Fatala, the Partners will be unable to as fully explore the Concession as they would have had the Fatala well been drilled as planned in 2014, or or even after the work program and budget was approved in August 2015.  At most, the Partners will now only drill one additional well, decreasing the number of possible discoveries and area to retain for production licenses.

•                  Should Tullow fail to drill a second well at all, SCS will lose its interest in the Concession and forfeit any rights to discover and develop an asset potentiall worth billions of dollars.

ON THE FOURTH CLAIM FOR RELIEF

1.                                      An injunction that requires:

(1)                                 Tullow to specifically perform its obligations under JOA § 4.2(B) to satisfy the Minimum Work Obligations by carrying out the work program and budget approved by the Operating Committee and to do so in a time frame consistent with the obligations imposed by the JOA; and

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(2)                                 Dana to specifically perform its obligations under JOA § 3.3 to pay its share of the expenses Tullow incurs implementing the work program and budget to satisfy the Minimum Work Obligations.

(3)                                 Tullow and Dana to sign the PSC amendment already agreed to and initialed by the Guinea government.

ON ALL CLAIMS FOR RELIEF

1.                                      For any and all recoverable attorneys’ fees and costs incurred herein, including interest thereon, pursuant to JOA §18.2(D)(11) and Tex. Civ. & Rem. Code § 38.001.

2.                                      For pre-judgment and post-judgment interest; and

3.                                      For any other relief that the Arbitrators find just and proper.

	DATED: January 8, 2016	Respectfully submitted,
PAUL HASTINGS LLP

		By:	/s/ Samuel Cooper
Samuel Cooper
Texas Bar No. 00792427
Daniel Newman
Texas Bar No. 24092896
PAUL HASTINGS LLP
Chase Tower
600 Travis Street, 58th Floor
Houston, Texas 77002
T: 713.860.7300
F: 713.353.3100
samuelcooper@paulhastings.com
dannynewman@paulhastings.com

Edward Han
PAUL HASTINGS LLP
1117 S. California Avenue
Palo Alto, CA 94304
T: 650.320.1800
F: 650.320.1900
edwardhan@paulhastings.com

ATTORNEYS FOR PLAINTIFF
SCS CORPORATION LTD.

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